Exhibit 99.1

RAYTHEON COMPANY
GLOBAL HEADQUARTERS
WALTHAM, MASS.
MEDIA CONTACT:
RAYTHEON COMPANY
PAM ERICKSON
+1.781-522-5822 CORPORATEPR@RAYTHEON.COM

For Immediate Release

Robert Beauchamp elected to Raytheon Board of Directors

WALTHAM, Mass. (July 24, 2015) – The Board of Directors of Raytheon Company (NYSE: RTN) has elected Robert “Bob” Beauchamp as a director, effective immediately.

Beauchamp, 55, is chairman, president and CEO of BMC Software, Inc., a global provider of business service management software. He joined BMC in 1988 and has served as president and CEO since 2001. Beauchamp was named board chairman of BMC in 2008.

“Bob’s extensive leadership experience and deep understanding of today’s digital technology markets strongly align with the business focal points of our Board and our Company,” said Thomas A. Kennedy, Raytheon Company Chairman and CEO. “We look forward to leveraging Bob’s expertise on the Board as we continue to execute our long-term, global growth strategy.”

Beauchamp serves as an independent director of National Oilwell Varco, Inc., a provider of drilling equipment, oilfield services and supply chain integration services for the oil and gas industry. He also serves on the Board of Regents of Baylor University. Beauchamp earned a bachelor’s degree in finance from the University of Texas at Austin and a master’s degree in management from Houston Baptist University.

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About Raytheon

Raytheon Company, with 2014 sales of $23 billion and 61,000 employees worldwide, is a technology and innovation leader specializing in defense, civil government and cybersecurity markets throughout the world. With a history of innovation spanning 93 years, Raytheon provides state-of-the-art electronics, mission systems integration and other capabilities in the areas of sensing; effects; and command, control, communications and intelligence systems, as well as cybersecurity and a broad range of mission support services. Raytheon is headquartered in Waltham, Mass. For more about Raytheon, visit us at www.raytheon.com and follow us on Twitter @Raytheon.